UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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CBOE Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:
We cordially invite you to attend the 2013 Annual Meeting of Stockholders of CBOE Holdings, Inc. to be held on Thursday, May 23, 2013, at 9:30 a.m., local time, in the fourth floor lounge of the Chicago Board Options Exchange, Incorporated (CBOE), at 400 South LaSalle Street, Chicago, Illinois, 60605.
At the Annual Meeting, you will be asked to do the following:

•	elect 15 directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

•	endorse, in a non-binding resolution, the executive compensation paid to our executive officers; and

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2013 fiscal year.
Enclosed with this letter are a formal notice of the Annual Meeting, a proxy statement and a form of proxy.
Please carefully review the form of proxy that you receive to confirm that it reflects all of your shares of our stock. If you hold stock in different accounts, you may need to complete multiple proxy cards to vote all of your shares.
If you plan to attend the Annual Meeting in person, please note that you will be required to provide acceptable documentation to gain access to the meeting. See "What do I need to do to attend our Annual Meeting?"
Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please submit your proxy by Internet or telephone or complete, sign, date and return the enclosed proxy using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.
We hope that you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

William J. Brodsky
Chairman and Chief Executive Officer
April 4, 2013

CBOE HOLDINGS, INC.
400 South LaSalle Street
Chicago, Illinois 60605
_____________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_____________

The Annual Meeting of Stockholders of CBOE Holdings, Inc. will be held on Thursday, May 23, 2013, at 9:30 a.m., local time, in the fourth floor lounge of the Chicago Board Options Exchange, Incorporated (CBOE), at 400 South LaSalle Street, Chicago, Illinois, 60605, for the following purposes:

1.
To consider and act upon a proposal to elect 15 members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

2.	To consider and act upon an advisory resolution to approve executive compensation;

3.	To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2013 fiscal year; and

4.	The transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.
You are entitled to vote at our Annual Meeting and any adjournments or postponements of the meeting if you were a stockholder of record at the close of business on March 26, 2013. We also cordially invite you to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You can vote your shares by completing and returning your proxy card or by voting through the Internet or by telephone by following the instructions on your proxy card. For additional details, please see the information under the heading “How do I vote?”

By Order of the Board of Directors,

Joanne Moffic-Silver
Secretary
April 4, 2013
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2013:
The proxy statement is available on the Investor Relations section of our website at http://ir.CBOE.com/annual-proxy.cfm.

CBOE HOLDINGS, INC.
400 South LaSalle Street
Chicago, Illinois 60605
_____________________
PROXY STATEMENT
_______________________________

ANNUAL MEETING OF STOCKHOLDERS
May 23, 2013
______________________

INTRODUCTION
We are furnishing this Proxy Statement to you in connection with a solicitation of proxies by the Board of Directors (the "Board") of CBOE Holdings, Inc., a Delaware corporation, for use at the CBOE Holdings, Inc. 2013 Annual Meeting of Stockholders (the "Annual Meeting") on Thursday, May 23, 2013 at 9:30 a.m., local time, and at any adjournments or postponements of our Annual Meeting. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is April 1, 2013.
Except as otherwise indicated, the terms “the Company,” "CBOE Holdings," “we,” “us” and “our” refer to CBOE Holdings, Inc. When we use the term “CBOE,” we are referring to Chicago Board Options Exchange, Incorporated, a wholly owned subsidiary and predecessor entity.

VOTING INSTRUCTIONS AND INFORMATION
Why did I receive these proxy materials?
This Proxy Statement was mailed to holders of our common stock on or about April 4, 2013. Our Board is asking for your proxy. By giving us your proxy, you authorize the proxyholders (William J. Brodsky, Joanne Moffic-Silver and Edward T. Tilly) to vote your shares at the Annual Meeting according to the instructions that you provide. If the Annual Meeting is adjourned or postponed, your proxy will be used to vote your shares when the meeting reconvenes.
Our 2012 Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2012 (excluding exhibits), as filed with the Securities and Exchange Commission, is being mailed to stockholders with this Proxy Statement.
Who can vote at our Annual Meeting?
You are entitled to vote your shares of our common stock if you were a stockholder at the close of business on March 26, 2013, the record date for our Annual Meeting. On that date, there were 87,271,829 shares of our unrestricted common stock outstanding and 1,253,913 shares of unvested restricted stock, which have been granted to our employees and directors and have voting rights at the Annual Meeting. Therefore, there are 88,525,742 shares of voting common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting. Our outstanding common stock is held by approximately 244 stockholders of record as of March 26, 2013.
Who is and is not a stockholder of record?
If you hold shares of common stock registered in your name at our transfer agent, Computershare, you are a stockholder of record.

If you hold shares of common stock indirectly through a broker, bank or similar institution, or are an employee who holds shares of restricted stock at Fidelity, you are not a stockholder of record, but instead hold in “street name.”
What do I need to do to attend our Annual Meeting?
Attendance at our Annual Meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, such as a driver's license, in order to attend our Annual Meeting in person. In addition, if you hold shares of common stock in “street name” and would like to attend our Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on March 26, 2013, the record date for our Annual Meeting.
If you hold shares in street name and you want to attend and vote your shares at the Annual Meeting, you must bring a legal proxy signed by your bank, broker or nominee to the Annual Meeting.
Any representative of a stockholder who wishes to attend the Annual Meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the stockholder of common stock as described above and an acceptable form of identification. We reserve the right to limit the number of representatives for any stockholder who may attend the Annual Meeting.
Please contact Investor Relations at investorrelations@cboe.com or (312) 786-5600 in advance of our Annual Meeting if you have questions about attending our Annual Meeting, including regarding the required documentation. If you plan to attend the Annual Meeting, please provide adequate time to pass through the security process necessary to gain access to the meeting room.
Will our Annual Meeting be webcast?
Yes. A live webcast of the Annual Meeting will be provided on the Investor Relations section of our website at www.ir.CBOE.com. On the Events and Presentations page of our Investor Relations website, click on "Listen to Webcast" for our Annual Meeting. If you miss the meeting, you can view a replay of the webcast on that site. Please note that you will not be able to vote your shares or ask questions via the webcast. If you plan to view the webcast, please submit your vote in advance.
How do I vote?
You may cast your vote in one of four ways:

•	By Internet. The web address for Internet voting is on the enclosed proxy card. Internet voting is available 24 hours a day.

•	By Telephone. The number for telephone voting is on the enclosed proxy card. Telephone voting is available 24 hours a day.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the pre-paid envelope we have provided.

•	At Our Annual Meeting. You may vote in person at our Annual Meeting (see What do I need to do to attend our Annual Meeting?).
If you choose to vote by Internet or telephone, then you do not need to return the proxy card. To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card. If you vote by Internet or telephone and subsequently obtain a legal proxy from your account representative, then your prior vote will be revoked regardless of whether you vote that legal proxy.
The Internet and telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to give their voting instructions and confirm that stockholders' instructions have been recorded properly. Stockholders voting by Internet or telephone should understand that, while we do not charge any fees for voting by Internet or telephone, there may nevertheless be costs that must be borne by you, such as usage charges from Internet access providers and telephone companies.

May I change my vote?
If you are a stockholder of record, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by:

•	submitting a new proxy by telephone or through the Internet, after the date of the earlier voted proxy;

•	returning a signed proxy card dated later than your last proxy;

•	submitting a written revocation to the Corporate Secretary of CBOE Holdings, Inc. at 400 South LaSalle Street, Chicago, Illinois 60605; or

•	appearing in person and voting at the Annual Meeting.
If you are a stockholder of record and need a new proxy card, to change your vote or otherwise, please contact the Corporate Secretary at the address above.
If your bank, broker or other nominee holds your shares in “street name,” you may revoke your proxy or change your vote only by following the separate instructions provided by your bank, broker or nominee.
To vote in person at the Annual Meeting, you must attend the meeting and cast your vote in accordance with the voting provisions established for the Annual Meeting. Attendance at the Annual Meeting without voting in accordance with the voting procedures does not, by itself, revoke a proxy. If your bank, broker or other nominee holds your shares and you want to attend and vote your shares at the Annual Meeting, you must bring a legal proxy signed by your bank, broker or nominee to the Annual Meeting.
If I submit a proxy by Internet, telephone or mail, how will my shares be voted?
If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of common stock will be voted in accordance with your instructions.
If you sign, date and return your proxy card but do not give voting instructions, your shares of common stock will be voted as follows:

•	FOR the election of our director nominees,

•	FOR the advisory vote to approve executive compensation,

•	FOR the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for our 2013 fiscal year, and

•	otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before our Annual Meeting.
If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?
Under the rules of various securities exchanges, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers' shares in the brokers' discretion on the proposal regarding the ratification of the appointment of independent registered public accounting firm, because the rules of the exchanges currently deem this a “discretionary” matter. Absent instruction, brokers will not be able to vote on any of the other matters included in this Proxy Statement.
What vote is required for adoption or approval of each matter?
Election of Directors. You may vote FOR or WITHHOLD for each of the director nominees. A plurality of the votes must be cast FOR the election of a director nominee in order for the director nominee to be elected. Thus, those nominees receiving the greatest number of votes cast will be elected.

Advisory Vote on Executive Compensation Matters. You may vote FOR or AGAINST the advisory proposal to approve executive compensation or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST with respect to the proposal will be counted as shares cast on the proposal.
Ratification of the Appointment of Independent Registered Public Accounting Firm. You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm, or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR ratification in order for it to pass. Votes cast FOR or AGAINST with respect to this matter will be counted as shares cast on the matter.
Abstentions and Broker Non-Votes. Abstentions and broker non-votes will not be considered cast either for or against any of the matters being presented in this proxy statement and will have no effect on the voting totals. If you do not provide your broker with voting instructions on non-discretionary matters, the broker cannot vote your shares on these matters. A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. In the case of a discretionary matter (i.e., the ratification of the appointment of our independent registered public accounting firm), your broker is permitted to vote your shares of common stock even when you have not given voting instructions, as described under If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares? above.
How many votes are required to transact business at our Annual Meeting?
A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of our common stock as of March 26, 2013, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at our Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.
How do I obtain more information about CBOE Holdings, Inc.?
A copy of our 2012 Annual Report to Stockholders is enclosed with this Proxy Statement. The 2012 Annual Report, our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Governance Committees are available on our website at http://ir.CBOE.com.
These documents may also be obtained, free of charge, by writing to: CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois, 60605, Attn: Investor Relations; e-mail: investorrelations@cboe.com.
These documents, as well as other information about us, are also available on our website at http://ir.CBOE.com.
How do I sign up for electronic delivery of proxy materials?
This Proxy Statement and our 2012 Annual Report to Stockholders are available on our website at http://ir.CBOE.com. If you would like to help reduce our costs of printing and mailing future materials, you can consent to access these documents in the future over the Internet rather than receiving printed copies in the mail.
If you are a stockholder of record, you may sign up for this service at www.computershare.com. If you hold your shares of common stock in “street name,” you can contact your account representative at the broker, bank or similar institution through which you hold your shares for information regarding electronic delivery of future materials. Your consent to electronic delivery will remain in effect until you revoke it.
Who pays the expenses of this proxy solicitation?
The Company will pay the expenses of the preparation of our proxy materials and the solicitation of proxies by the Company for our Annual Meeting. Certain of our directors, officers or employees may make solicitations in person, telephonically, electronically or by other means of communication. We have also engaged Morrow & Co., LLC to assist in the solicitation and distribution of proxies. Our directors, officers and employees will receive no additional compensation for any such solicitation, and we will pay Morrow & Co. a fee of $7,500, as well as reimbursements for certain expenses, for its services. We will request that banks, brokerage houses and other custodians, nominees and fiduciaries forward all of our solicitation materials to the beneficial owners of the shares that they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to customers.

If you have any questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact Morrow & Co., LLC at 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902. Banks and brokerage firms may call (203) 658-9400 and stockholders may call (800) 245-1502.
Who will count the vote?
The Company has engaged Computershare to serve as the inspector of elections for the Annual Meeting.
What does it mean if I get more than one proxy or voting instruction card?
If your shares are registered in more than one name or in more than one account, you will receive more than one card. This may occur if you hold unrestricted common stock in multiple accounts, such as with different brokers in street name and as the record holder with Computershare. Please complete and return all of the proxy or voting instruction cards that you receive (or vote by telephone or through the Internet all of the shares on all of the proxy or voting instruction cards received) to ensure that all of your shares are voted.

PROPOSAL ONE
ELECTION OF DIRECTORS
Board Composition
Our Bylaws provide that our Board will consist of not less than 11 and not more than 23 directors. Our Board currently has 15 directors. Each director serves for a one-year term or until his or her successor is elected and qualified. There is no limit on the number of terms a director may serve on our Board.
General
At our Annual Meeting, our stockholders will be asked to elect the 15 director nominees set forth below, each for a one-year term expiring in 2014. All of the director nominees have been recommended for election by our Nominating and Governance Committee and approved and nominated for election by our Board. The director nominees include three new nominees, Edward J. Fitzpatrick, Douglas H. Shulman and Edward T. Tilly. Messrs. Mark Duffy, Paul Kepes and Benjamin Londergan are not standing for reelection as directors at the Annual Meeting.  We thank them for their many years of dedicated service to the CBOE family.  Each of these directors will continue to contribute to the organization as members of the CBOE and C2 Advisory Boards and confer with management from time to time.
All of the nominees have indicated their willingness to serve if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, then shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate. We do not presently expect that any of the nominees will be unavailable. Your proxy for the Annual Meeting cannot be voted for more than 15 nominees.
Set forth below is biographical information and qualifications to serve on our Board for each of the directors nominated to serve on our Board for a one-year term expiring in 2014. The terms indicated for service include the service on the board of CBOE until our demutalization.
Nominees
William J. Brodsky. Mr. Brodsky, 69, is our Chairman and Chief Executive Officer (CEO). Following the Annual Meeting, Mr. Brodsky will step down as CEO and continue serving as the Executive Chairman. He has served as our Chairman and CEO since 1997. Prior to joining us in 1997, Mr. Brodsky was president and chief executive officer of the Chicago Mercantile Exchange from 1985 to 1997. Mr. Brodsky is a director of Integrys Energy Group, Inc. and its predecessors. He also is past chairman and currently serves as a director of the World Federation of Exchanges and past chairman of the International Options Markets Association. He is a member of the Federal Reserve Bank of New York's International Advisory Committee. Mr. Brodsky also serves on Northwestern University's Kellogg School of Management Advisory Council and as a trustee of Syracuse University. He is the chairman of the board of directors of Northwestern Memorial Hospital. Mr. Brodsky holds an

A.B. degree and a J.D. degree from Syracuse University and is a member of the bar in Illinois and New York.

Experience/Competencies	Board Qualifications
Securities Futures Regulatory Management Public Relations Human Capital Strategy Development Risk Management Legal Government Relations
Mr. Brodsky currently leads our senior management team as our Chief Executive Officer. He brings significant knowledge of our company and the securities and futures industry. In addition to serving as our Chairman and CEO for the past 16 years, he has extensive experience in a similar capacity with another industry participant. We believe that his experience in our industry makes him well suited to serve on our Board. His experience allows him to provide the Board a unique perspective on our business, competition, regulatory concerns, senior leadership and financial performance.

James R. Boris. Mr. Boris, 68, currently serves as our Lead Director and has served on our Board from 1992-1993, in 1997 and from 2003 to the present. Mr. Boris is the retired chairman and chief executive officer of EVEREN Securities, Inc. and its predecessor Kemper Securities, Inc. His past affiliations include membership on the boards of directors of Integrys Energy Group, Inc., Peoples Energy Corporation, Smurfit-Stone Container Corporation and Midwest Air Group, Inc., all public companies. He also served on the boards of directors of the Chicago Stock Exchange, the Securities Industry Association, The Catholic Charities of the Archdiocese of Chicago, Loyola University Health System, Inc., Big Shoulders Fund, the Civic Federation and Chicago's Economic Development Commission. He has served on the board of trustees of Gannon University and Loyola University of Chicago and on advisory boards at both Northwestern University's Kellogg Graduate School of Management and DePaul University's College of Commerce. He holds a B.A. and M.B.A. from Gannon University.

Experience/Competencies	Board Qualifications
Finance Securities Management Corporate Governance Risk Management Public Company M&A Strategy Development Leadership
As the retired chairman and CEO of a full-service securities brokerage firm, Mr. Boris has extensive knowledge of our industry. His experience as a CEO and service on other public company boards gives Mr. Boris experience with corporate governance and leadership skills that we believe make him well suited to serve on our Board and as our Lead Director.

Frank E. English, Jr. Mr. English, 67, has served on our Board since 2012. He serves as Senior Advisor at W.W. Grainger, Inc., a position he has held since 2011. From 1976 through April 2011, Mr. English served in a number of positions at Morgan Stanley, including Vice Chairman, Investment Banking, where he advised numerous domestic and international clients on the use of their capital, corporate strategy and relations with shareholders. He currently serves on the boards of directors of Arthur J. Gallagher & Co. and Tower International, Inc. Mr. English holds a B.B.A. from the University of Notre Dame.

Experience/Competencies	Board Qualifications
Finance Securities Corporate Governance Risk Management Public Company M&A Strategy Development
Mr. English brings his experience advising and serving on boards of directors. His knowledge regarding capital deployment, shareholder relations and strategic planning bring an important skill set to the Board. We believe that Mr. English is well suited to serve on our Board based on his experience.

Edward J. Fitzpatrick. Mr. Fitzpatrick, 46, is a new nominee to our Board. Mr. Fitzpatrick has worked at Motorola Solutions, Inc. and its predecessors since 1999 in various financial positions and currently serves as its chief financial officer (CFO). Before joining Motorola, Mr. Fitzpatrick worked at PricewaterhouseCoopers, LLP in the audit area. Mr. Fitzpatrick holds a B.S. in accounting from Pennsylvania State University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Experience/Competencies	Board Qualifications
Finance Corporate Governance Risk Management Public Company M&A Strategy Development Public Accounting
Mr. Fitzpatrick brings his experience as the CFO of a public company to our board. He has extensive experience with finance, public company responsibilities and strategic transactions. We believe that these experiences give Mr. Fitzpatrick an important skill set that makes him well suited to serve on our Board.

Janet P. Froetscher. Ms. Froetscher, 53, has been president and chief executive officer of the National Safety Council since 2008 and has served on our Board since 2005. Previously, she served as president and chief executive officer of the United Way of Metropolitan Chicago and in a variety of roles at the Aspen Institute, most recently as chief operating officer. From 1992 to 2000, Ms. Froetscher was the executive director of the Finance Research and Advisory Committee of the Commercial Club of Chicago. She is a member of the board of the Chicago Chamber of Commerce, and a member of the Chicago Network and Commercial Club of Chicago. Ms. Froetscher holds a B.A. degree from the University of Virginia and a Masters of Management from Northwestern University's Kellogg Graduate School of Management. Ms. Froetscher is also a Henry Crown Fellow of the Aspen Institute.

Experience/Competencies	Board Qualifications
Leadership Management Operations Community Engagement
Ms. Froetscher brings her experience as a CEO of public service entities to our Board. She also has extensive engagement with the business community in Chicago. We believe that these experiences give her leadership, operational and community engagement skills that make her well suited to serve on our Board.

Jill R. Goodman. Ms. Goodman, 46, has served on our Board since 2012. She has served as a Managing Director and Head, Special Committee and Fiduciary Practice - U.S. at Rothschild since 2010. From 1998-2010, Ms. Goodman was with Lazard in the Banking Group, most recently as Managing Director. Ms. Goodman advises companies and special committees with regard to mergers and acquisitions. Ms. Goodman graduated magna cum laude from Rice University with a B.A. She received her J.D., with honors, from the University of Chicago Law School.

Experience/Competencies	Board Qualifications
Finance Corporate Governance M&A Strategy Development Legal
Ms. Goodman brings extensive experience in the boardroom to our company. Her experiences, both as an investment banker and her corporate and securities legal background, bring a unique insight with which to consider our opportunities. We believe that these experiences give her knowledge and skills that make her well suited to serve on our Board.

Duane R. Kullberg. Mr. Kullberg, 80, served as managing partner and chief executive officer of Arthur Andersen & Co., S.C. from 1980 until 1989 and has served on our Board since 1990. He is currently a member of the board of directors of Artio Global Investors, Inc. and ApeniMED, a private company, and has served in the past on a number of private and public company boards. Mr. Kullberg is a member of the National Association of Corporate Directors. He is also a member of the Commercial Club of Chicago and a Life Trustee of Northwestern University and the University of Minnesota Foundation. Mr. Kullberg holds a B.B.A. degree, with honors, from the University of Minnesota.

Experience/Competencies	Board Qualifications
Financial Risk Management Corporate Governance Leadership Management Public Company Public Accounting
Mr. Kullberg has extensive management and leadership experience from his tenure as CEO at Arthur Andersen. That experience also provides him with extensive knowledge of accounting, finance and governance. Finally, Mr. Kullberg's service on numerous public company boards provides him with a deep understanding of the operations of such boards. We believe that Mr. Kullberg's experiences make him well suited to serve on our Board.

R. Eden Martin. Mr. Martin, 72, is of counsel to the law firm Sidley Austin LLP, having served as a partner from 1975 to 2004 and as chairman of the management committee from 1989 until 1999. He has served on our Board since 2000. Mr. Martin served as the president of The Commercial Club of Chicago and president of its Civic Committee from 1999 until the end of 2010. Mr. Martin previously served on the boards of Aon Corporation and Nicor Inc. He is a life trustee of Northwestern University, the Chicago History Museum, the Chicago Symphony Orchestra and the Ravinia Festival. Mr. Martin

holds a B.A. from the University of Illinois and an L.L.B. degree from Harvard University.

Experience/Competencies	Board Qualifications
Corporate Governance Legal Public Company Risk Management Leadership Community Engagement
From his experience practicing law, Mr. Martin brings an understanding of regulatory issues and legal risks to our business. His extensive service on other public company boards gives him a unique understanding of corporate governance and risk management. We believe that his experience makes him well suited to serve on our Board.

Roderick A. Palmore. Mr. Palmore, 61, is executive vice president, general counsel and chief compliance and risk management officer of General Mills, Inc. and has served on our Board since 2000. Prior to joining General Mills in February 2008, he served as executive vice president and general counsel of Sara Lee Corporation. Before joining Sara Lee, Mr. Palmore served in the U.S. Attorney's Office in Chicago and in private practice. Mr. Palmore is currently a member of the board of The Goodyear Tire & Rubber Company and has previously served as a member of the boards of directors of Nuveen Investments, Inc. and the United Way of Metropolitan Chicago. Mr. Palmore holds a B.A. degree in Economics from Yale University and a J.D. degree from the University of Chicago Law School.

Experience/Competencies	Board Qualifications
Legal Corporate Governance Risk Management Regulation Public Company
Through his experience as general counsel of public companies, in private practice and as an Assistant U.S. Attorney, Mr. Palmore has extensive experience in corporate governance and the legal issues facing our company. In addition, his experience provides him with strong risk management skills. We believe that his experience makes him well suited to serve on our Board.

Susan M. Phillips. Dr. Phillips, 68, retired as the dean of The George Washington University School of Business in 2010, and retired as professor of finance in 2011, positions she had held since 1998. She continues as a professor of finance emeritus at the same university. Dr. Phillips has served on our Board since 2000. Previously she served as a commissioner of the Commodities Futures Trading Commission (CFTC) from 1981 to 1983 and served as chairman of the CFTC from 1983 to 1987 and as a member of the board of governors of the Federal Reserve System from 1991 to 1998. Dr. Phillips also served as a Brookings, then SEC, Economic Policy Fellow from 1976 to 1978. Dr. Phillips is a member of the boards of directors of State Farm Mutual Automobile Insurance Company, the Kroger Company and the National Futures Association. She has served on the boards of directors of State Street Research Mutual Funds and the Financial Accounting Foundation. Dr. Phillips holds a B.A. in Mathematics from Agnes Scott College, an M.S. in Finance and Insurance and a Ph.D. in Finance and Economics, both from Louisiana State University.

Experience/Competencies	Board Qualifications
Financial Futures Securities Regulation Corporate Governance Public Company Government Relations
Dr. Phillips has a strong understanding of our business and the regulation of the financial and derivatives industries from her experience with the CFTC and Federal Reserve System. She also has strong financial skills from her educational and occupational experiences. Dr. Phillips has also served on several public company boards. These skills, as well as her experience on other boards, make her well suited to serve on our Board.

Douglas H. Shulman. Mr. Shulman, 45, is a new nominee to serve on our Board. He served as the Commissioner of the Internal Revenue Service (IRS) from 2008 until late 2012, where he led a regulatory agency with a 100,000 person workforce and $2.5 trillion of capital flows a year. Prior to joining the IRS, Mr. Shulman served in a number of roles at the Financial Industry Regulatory Authority (FINRA), the largest regulator of securities firms and exchanges. His roles with FINRA included serving as President, Markets, Services and Information and, most recently, as Vice Chairman. He has also served on the boards of the World Federation of Exchanges and the Depository Trust and Clearing Corp., Inc. Mr. Shulman holds a B.A. from Williams College, a Masters in Public Administration from the John F. Kennedy School of Government at

Harvard University and a J.D. from Georgetown University Law Center.

Experience/Competencies	Board Qualifications
Leadership Securities Regulation Management Operations Government Relations
Mr. Shulman has strong experiences working with another self-regulatory organization and in a government regulatory agency. He has knowledge of the securities industry, specifically in the operations and technology of exchanges and the regulation of the trading permit holders of our exchanges. We believe that Mr. Shulman's experiences make him well suited to serve on our Board.

Samuel K. Skinner. Mr. Skinner, 74, is of counsel to the law firm Greenberg Traurig, LLP where he concentrates on corporate, governmental and regulatory matters. He has served on our Board since 2004. From 2000 to 2003, Mr. Skinner served as Chairman, President and CEO of USF Corporation. Mr. Skinner previously served as president of Commonwealth Edison Company and its holding company, Unicom Corporation (Exelon Corporation). He also was formerly White House chief of staff to President George H.W. Bush and, prior to that, served as U.S. Secretary of Transportation from 1989 to 1991. Mr. Skinner previously was United States Attorney for the Northern District of Illinois from 1975 to 1977, having served in that office for eight years. Mr. Skinner also serves on the boards of directors of Express Scripts, Inc., Navigant Consulting, Inc., Echo Global Logistics, Inc. and MedAssets, Inc. He has previously served on the boards of Diamond Management and Technology Consultants, Dade Behring and APAC Customer Services, Inc. He holds a B.S. in Accounting from the University of Illinois and a J.D. from DePaul University Law School.

Experience/Competencies	Board Qualifications
Corporate Governance Legal Public Company Risk Management Regulation Leadership M&A Management Operations Government Relations
Mr. Skinner has experience as a CEO of a public company. That experience provides him with extensive management, legal and financial experience. His experience in the government provides him with knowledge of regulation and the legislative process. Finally, Mr. Skinner's practice of law and service on the boards of both public and private companies provides him with an understanding of the corporate governance and risk management issues that we face. We believe Mr. Skinner's experiences make him well suited to serve on our Board.

Carole E. Stone. Ms. Stone, 65, has served on our Board since 2006 and served as director of the New York State Division of the Budget from June 2000 to October 2004. She currently serves on the board of directors of the Nuveen Funds and served on the Nuveen Diversified Commodity Fund from February 2010 through March 2012. She has previously served as the chair of the New York Racing Association Oversight Board, as commissioner on the New York State Commission on Public Authority Reform, as chair of the Public Authorities Control Board and on the board of directors of several New York State public authorities. Ms. Stone holds a B.A. in Business Administration from Skidmore College.

Experience/Competencies	Board Qualifications
Corporate Governance Government Regulation Financial Government Relations
Ms. Stone has a strong understanding of government and regulation from her experience with numerous public entities, as well as accounting and budgeting skills. She also has experience with corporate governance and financial services from her service on the Nuveen boards. We believe that these skills make her well suited to serve on the Board.

Eugene S. Sunshine. Mr. Sunshine, 63, is the senior vice president for Business and Finance at Northwestern University, a position he has held since 1997, and has served on our Board since 2003. Prior to joining Northwestern, he was senior vice president for administration at The John Hopkins University. He currently is a member of the boards of directors of Nuveen Investments, the Civic Federation, and the Pathways Awareness Foundation. He is also a member of the Advisory Committee of the District 65 Educational Foundation and a member of the Commercial Club of Chicago. He currently serves as chairman of the board of Rubicon, an insurance affiliate of Northwestern University, and as a member of the board of Evanston Inventure. He holds a B.A. from Northwestern University and a Masters of Public Administration degree from the Maxwell School of Citizenship and Public Affairs at Syracuse University.

Experience/Competencies	Board Qualifications
Finance Corporate Governance Risk Management Community Engagement
Mr. Sunshine has extensive financial skills from his education and professional experiences. He also has knowledge of the corporate governance issues facing boards from his experience serving on them. He has extensive connections in the Chicago area business community. We believe that these skills make him well suited to serve on our Board.

Edward T. Tilly. Mr. Tilly, 49, is our President and Chief Operating Officer and a new nominee to serve on our Board. He has served as President and COO since November 2011. In December 2012, we announced that Mr. Tilly would be transitioning to serve as our Chief Executive Officer effective following the Annual Meeting. He served as our Executive Vice Chairman from August 2006 until November 2011. He was a member of CBOE from 1989 until 2006, and served as Member Vice Chairman from 2004 through July 2006. Mr. Tilly is the chairman of the board and president of CBOE Futures Exchange and serves on the board of directors of the OCC. He holds a B.A. degree in Economics from Northwestern University.

Experience/Competencies	Board Qualifications
Securities Operations Leadership Regulation
Mr. Tilly has a deep understanding of the operations of our exchanges from trading on CBOE, representing the interests of members and serving in our management. After he begins serving as CEO, the Board believes that it will be important to continue having the CEO representing management in the discussions at the Board. We believe that Mr. Tilly's experience, as well as the role that he will serve with us, makes him well suited to serve on the Board.

The Board of Directors recommends that the stockholders vote FOR each of the director nominees.

Board Structure
Independence
Our Bylaws require that, at all times, no less than two-thirds of our directors will be independent. The Nominating and Governance Committee has determined that all of our current directors are independent under the NASDAQ Stock Market's listing standards for independence, except Messrs. Brodsky and Duffy.
All of the directors on each of the Audit, Compensation and Nominating and Governance Committees are independent. Each of these committees reports to the Board as they deem appropriate, and as the Board may request.
Lead Director
The Board has an independent Lead Director, Mr. Boris, who is authorized to preside at meetings of the non-management directors and meetings of the independent directors of the Board. The Lead Director also consults with the Chairman on the agenda for Board meetings and serves as a liaison between the Chairman and the independent directors. The Lead Director is also an invited guest to all meetings of Board committees of which he is not a member.
Chairman and CEO Roles
For many years, we have employed a leadership structure that includes having a combined Chairman and Chief Executive Officer. We believe that this leadership structure has been effective because it promoted a close relationship between management and the Board. In December 2012, we announced that the roles of Chairman and Chief Executive Officer would be separated following the Annual Meeting, with Mr. Brodsky serving as Executive Chairman and Mr. Tilly serving as Chief Executive Officer. The Board believes that the new leadership structure will best serve the objectives of the Board’s oversight of management and the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders, based on the proposed composition of the Board. The Board also believes that the separation of the Chairman and Chief Executive Officer roles will allow our new Chief Executive Officer to focus his time and energy on operating and managing the Company, while leveraging the experience and perspectives of the Executive Chairman. The Board periodically reviews the leadership structure and may make changes in the future.
In addition, our board has implemented the following elements in order to ensure independent oversight for us and for our Board:

•	requiring the Board to consist of at least two-thirds independent directors who meet regularly without management,

•	establishing independent Audit, Compensation and Nominating and Governance Committees, and

•	appointing an independent Lead Director.
Board Oversight of Risk
Our Board is responsible for overseeing our risk management process. The Board is responsible for addressing both our general risk management strategy and the significant risks facing us. It is also responsible for ensuring that management implements appropriate risk mitigation strategies. The Board stays apprised of particular risk management matters in accordance with its general oversight and approval of corporate matters.
The Board has delegated to the Audit Committee oversight of our risk management process. Among its duties, the Audit Committee is responsible for reviewing our compliance, guidelines, policies and practices for identifying assessing and managing key risks, and reviewing the adequacy and effectiveness of internal controls and procedures. The Compensation Committee has been delegated oversight of risk management as it relates to our compensation policies and procedures. All committees report to the full Board when a matter rises to the level of a material or enterprise level risk.
Our management is responsible for daily risk management. In addition, heads of each of our divisions attend periodic enterprise risk management meetings at which an established matrix of identified risks is reviewed to evaluate the level of potential risks facing us and to identify any new risks. This group provides information and recommendations to the Audit Committee as necessary. We believe this division of risk management responsibilities is an effective approach for addressing the enterprise risks that we face.
Board and Committee Meeting Attendance
There were six meetings of the Board during 2012. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of which the director was a member during 2012.
Independent Directors Meetings
Periodically, the independent directors and the non-employee directors meet separately in executive session without management. The Lead Director presides over these meetings.
Committees of the Board of Directors
Our Board of Directors has the following five standing Board committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Executive Committee,

•	the Finance and Strategy Committee, and

•	the Nominating and Governance Committee.
Other than the members of the Executive Committee required to be on the committee pursuant to our Bylaws, each of the members of the committees was recommended by the Nominating and Governance Committee for approval by the Board for service on that committee. Each of the committees has a charter, of which the charters for the Audit, Compensation and Nominating and Governance Committees are available on the Corporate Governance page of our Investor Relations section of our website at: http://ir.CBOE.com.
The following table is a listing of the composition of our standing Board committees during 2012 and currently, including the number of meetings of each committee during 2012.

Director	Audit	Compensation	Executive	Finance and Strategy (2)	Nominating and Governance
Number of meetings	9	7	—	6	9
William J. Brodsky			X*
James R. Boris (1)			X
Mark F. Duffy			X	X
Frank E. English, Jr.				X
Janet P. Froetscher		X	X		X*
Jill R. Goodman	X
Paul Kepes		X			X
Duane R. Kullberg	X		X	X*
Benjamin R. Londergan				X	X
R. Eden Martin	X*		X	X
Roderick A. Palmore	X
Susan M. Phillips			X		X
Samuel K. Skinner		X
Carole E. Stone	X			X
Eugene S. Sunshine		X*	X		X

*	Chair

(1)	As Lead Director, Mr. Boris is a member of the Executive Committee and an invited guest to the meetings of each of the other standing Board committees.

(2)	In June 2012, Mr. Martin left the Finance and Strategy Committee and Mr. Londergan was appointed to it.

Audit Committee
The Audit Committee consists of five directors, all of whom are independent under NASDAQ listing rules, as well as under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee consists exclusively of directors who are financially literate. In addition, Duane Kullberg has been designated as our audit committee financial expert and meets the SEC definition of that position.
The Audit Committee's responsibilities include:

•	engaging our independent auditor and overseeing its compensation, work and performance;

•	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

•	overseeing our risk assessment and risk management; and

•	reviewing transactions with related persons for potential conflict of interest situations.
Compensation Committee
The Compensation Committee consists of four directors, all of whom are independent. The Committee has primary responsibility to make recommendations to the Board for:

•	all elements and amounts of compensation for the executive officers, including any performance goals;

•	reviewing succession plans relating to the CEO;

•	the adoption, amendment and termination of cash and equity-based incentive compensation plans;

•	approving any employment agreements, severance agreements or change-in-control agreements with executive officers; and

•	the level and form of non-employee director compensation and benefits.
Nominating and Governance Committee
The Nominating and Governance Committee consists of five directors, all of whom are independent under NASDAQ listing rules. The Nominating and Governance Committee's responsibilities include making recommendations to the Board on:

•	persons for election as director;

•	a director to serve as Chairman of the Board and an independent director to serve as Lead Director;

•	any stockholder proposals and nominations for directors;

•	the appropriate structure, operations and composition of the Board and its committees; and

•	the content of the Corporate Governance Guidelines, Code of Business Conduct and Ethics and other corporate governance policies and programs.
Criteria for Directors
We believe that each of the individuals serving on our Board has the necessary skills, qualifications and experiences to address the challenges and opportunities we face. The Nominating and Governance Committee is responsible for considering and recommending to the Board nominees for election as directors. The Committee annually reviews the skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In evaluating director candidates, the Committee takes into consideration many factors, including the individual's educational and professional background, whether the individual has any special experience in a relevant area, personal accomplishments and cultural experiences. In addition, the Committee may consider such other factors it deems appropriate when conducting its assessment of director candidates. As part of this process, the Committee reviews each incumbent director's continued service on the Board and recommends to the Board an independent director to serve as Lead Director.
Diversity
While we do not currently have a formal diversity policy, our Corporate Governance Guidelines provide that the Committee will seek to recommend to the Board candidates for director with a diverse range of experience, qualifications and skills in order to provide varied insights and competent guidance regarding our operations, with a goal of having a Board that reflects diverse backgrounds, experience and viewpoints. We believe that we benefit from having directors with a diversity of skills, characteristics, backgrounds and cultural experiences.
Stockholder Nominations
The Nominating and Governance Committee will consider stockholder recommendations for candidates for our Board of Directors. See “Stockholder Proposals.”
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is a current or former officer or employee of ours. In addition, there are no compensation committee interlocks with other entities with respect to any member.
Annual Meeting Attendance
We encourage members of the Board to attend our Annual Meeting of Stockholders. All of our current directors attended the 2012 Annual Meeting of Stockholders. Meetings of the Board and its committees are being held in conjunction with the Annual Meeting. We expect all directors will attend the Annual Meeting.
Communications with Directors

As provided in our Corporate Governance Guidelines, you may communicate directly with our independent directors or the entire Board. Our policy and procedures regarding these communications are located in the Investor Relations section of our website at http://ir.CBOE.com.
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Audit Committee has responsibility for reviewing and approving all related party transactions. The Committee has adopted a related-party transactions approval policy. Under this policy, transactions between us and any executive officer, director or holder of more than 5% of our common stock, or any immediate family member of such person, must be approved or ratified by the Committee in accordance with the terms of the policy.
The three directors not standing for reelection to our Board are affiliated with organizations that are CBOE or C2 Trading Permit Holders or CFE Trading Privilege Holders (a "TPH"). These individuals and organizations may derive a substantial portion of their income from their trading or clearing activities on our exchanges. The amount of income that a TPH derives from its trading or clearing activities with us is, in part, dependent on the fees that we charge them. TPHs may benefit from trading rules, privileges and discounts that enhance their trading opportunities and profits. TPHs pay fees, either directly or indirectly, to us in connection with the services we provide, which in many cases could be substantial to the TPH. The payments made by such directors or their affiliates are on terms no more favorable than terms given to unaffiliated persons. In addition, as self-regulatory organizations, our subsidiaries have regulatory oversight responsibilities for the TPHs on our exchanges.

Beneficial Ownership of Management and Directors
The following table lists the shares of our unrestricted common stock that were beneficially owned as of March 1, 2013 by each of:

•	our directors,

•	our named executive officers,

•	our directors and executive officers as a group, and

•	beneficial owners of more than 5% of our common stock.

Name	Number of Shares of Unrestricted Common Stock(1)	Percent of Voting Common Stock
William J. Brodsky	306,490	*
Edward T. Tilly	150,204	*
Alan J. Dean	87,649	*
Gerald T. O'Connell	91,726	*
Edward L. Provost	94,063	*
James R. Boris	10,632	*
Mark F. Duffy(2)	123,662	*
Frank E. English, Jr.	2,785	*
Edward J. Fitzpatrick	—	*
Janet P. Froetscher	10,632	*
Jill R. Goodman	2,785	*
Paul Kepes	10,632	*
Duane R. Kullberg	10,632	*
Benjamin R. Londergan(3)	26,870	*
R. Eden Martin	10,632	*
Roderick A. Palmore	10,332	*
Susan M. Phillips	10,632	*
Douglas H. Shulman	—	*
Samuel K. Skinner	10,632	*
Carole E. Stone	10,332	*
Eugene S. Sunshine	10,632	*
All directors and executive officers as a group (22 persons)	1,180,722	1.36%
Horizon Kinetics LLC(4)	4,449,735	5.10%
T. Rowe Price Associates, Inc.(5)	6,789,433	7.78%
Blackrock, Inc.(6)	5,014,755	5.75%

*	Less than 1%.

(1)
Amounts include the following shares of unvested restricted stock held by each officer pursuant to the Long-Term Incentive Plan: Mr. Brodsky, 189,605 shares; Mr. Tilly, 107,931 shares; Mr. Dean, 60,736 shares; Mr. Provost, 61,029 shares; and Mr. O'Connell, 58,692 shares. Amounts include 6,559 shares of unvested restricted common stock granted to each non-employee director pursuant to the Long-Term Incentive Plan, other than Mr. English, Jr., Mr. Fitzpatrick, Ms. Goodman and Mr. Shulman. Amounts for Mr. English, Jr. and Ms. Goodman are all unvested. The amount of shares of unvested restricted common stock held by all directors and executive officers as a group is 685,929.

(2)
Includes 78,630 shares of common stock held by Fugue, a sole proprietorship (“Fugue”). Mr. Duffy is the trustee of the Mark F. Duffy Trust, which is the sole owner of Fugue. Mr. Duffy may be deemed to beneficially own all of the shares of common stock issued to Fugue. Fugue has pledged 62,500 shares of our unrestricted common stock.

(3)
Includes 16,538 shares of unrestricted common stock held by Group One Trading, L.P. Mr. Londergan is the chief executive officer of Group One Trading, L.P. Mr. Londergan disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(4)
Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 25, 2013. The Schedule 13G reports that, as of December 31, 2012, Horizon Kinetics LLC, 470 Park Avenue South, 4th Floor South, New York, New York 10016, has sole voting power and dispositive power with respect to 4,449,735 shares of common stock.

(5)
Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2012. The Schedule 13G/A reports that, as of December 31, 2012, T. Rowe Price Associates, Inc. ("Price Associates"), 100 E. Pratt Street, Baltimore, Maryland 21202, has sole voting power with respect to 1,625,000 shares of common stock and sole dispositive power with respect to 6,789,433 shares of common stock. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2013. The Schedule 13G reports that, as of December 31, 2012, Blackrock, Inc, 40 East 52nd Street New York, NY 10022, has sole voting power and dispositive power with respect to 5,014,755 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater-than-10% stockholders, if any, are required by regulation to furnish us with copies of all Forms 3, 4 and 5 that they file.
Based on our review of the copies of those forms, any amendments that we have received and written representations from our executive officers and directors, we believe that all executive officers and directors complied with all of the filing requirements applicable to them with respect to transactions during the year ended December 31, 2012. We are not aware of any beneficial owners of more than 10% of our common stock.
COMPENSATION
Director Compensation
For the board term ending with our 2012 Annual Meeting of Stockholders, we compensated our non-employee directors as follows:

•	an annual retainer of $25,000,

•	a meeting fee of $2,500 for each Board or committee meeting that a director attended,

•	each committee chair received an additional annual retainer of $10,000, and

•	the Lead Director of the Board received an additional annual retainer of $25,000, and meeting fees for each committee meeting that he attended.

The Compensation Committee conducted a review of competitive data for board compensation and recommended that the Board make changes to the compensation of directors. For the board term ending at our 2013 Annual Meeting, we compensated our non-employee directors as follows:

•	an annual cash retainer of $75,000,

•	an annual stock retainer granted on June 14, 2012, the date of our 2012 Annual Meeting of Stockholders,

•	a meeting fee of $1,000 for each Board or committee meeting that a director attended,

•	each committee chair received an additional annual retainer of $10,000, and

•	the Lead Director of the Board received an additional annual retainer of $100,000, but no longer received meeting fees for the meetings of standing Board committees.
Payments for meetings and the chair role include payments for service on certain CBOE and C2 board committees, in addition to the committees of the CBOE Holdings Board.
The compensation of our non-employee directors for the year ended December 31, 2012 for their service as members of our Board of Directors is shown in the following table.

2012 Director Compensation
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
James R. Boris	$177,500	$76,114	$253,614
Mark F. Duffy	$73,000	$76,114	$149,114
Frank E. English, Jr.	$45,500	$76,114	$121,614
Janet P. Froetscher	$91,500	$76,114	$167,614
Jill R. Goodman	$46,500	$76,114	$122,614
Paul Kepes	$85,500	$76,114	$161,614
Stuart J. Kipnes	$26,500	$—	$26,500
Duane R. Kullberg	$117,000	$76,114	$193,114
Benjamin R. Londergan	$81,500	$76,114	$157,614
R. Eden Martin	$119,500	$76,114	$195,614
Roderick A. Palmore	$103,500	$76,114	$179,614
Susan M. Phillips	$128,455	$76,114	$204,569
William R. Power	$22,500	$—	$22,500
Samuel K. Skinner	$102,000	$76,114	$178,114
Carole E. Stone	$85,000	$76,114	$161,114
Eugene S. Sunshine	$91,500	$76,114	$167,614

(1) Messrs. Boris, Duffy, Kepes, Kipnes and Londergan received fees for service on the CBOE and C2 Advisory Boards, which are included above.
(2) The non-employee directors received an equity grant of restricted stock on June 14, 2012. The equity grant vests on the earlier of one year or the completion of the year of director service. Other than Mr. English and Ms. Goodman, each of the directors holds 6,559 shares of unvested restricted stock as of December 31, 2012. Mr. English and Ms. Goodman each holds 2,785 shares of unvested restricted stock as of December 31, 2012.
The Compensation Committee has adopted stock ownership guidelines that provide that each non-employee director should own stock equal to three times the cash annual retainer for directors within three years of joining the Board. For purposes of this ownership requirement, (a) shares owned outright or in trust and (b) restricted stock, including shares that have been granted but are unvested, are included. Other than the directors who were first elected to our Board last year, each of the non-employee directors met this ownership requirement as of December 31, 2012.

Compensation Discussion and Analysis
Overview
The following is a discussion of how the total compensation awarded to, earned by or paid to each of our “named executive officers,” or “NEOs,” is determined. Our NEOs are:
•William J. Brodsky, Chairman and Chief Executive Officer,
•Edward T. Tilly, President and Chief Operating Officer,
•Alan J. Dean, Executive Vice President Finance and Administration, Chief Financial Officer and Treasurer,
•Gerald T. O'Connell, Executive Vice President and Chief Information Officer, and
•Edward L. Provost, Executive Vice President and Chief Business Development Officer.
Our executive compensation program is designed to attract and retain talented and dedicated executives, motivate our executives and other key employees to achieve corporate goals that create value for our stockholders and align the compensation of our executive officers with stockholder returns. To meet these objectives, the Compensation Committee designed and implemented an executive compensation program that pays a substantial portion of executive compensation based on corporate and individual performance.
The Compensation Committee believes that compensation plays a vital role in contributing to the achievement of key strategic business objectives that ultimately drive long-term business success. Accordingly, our executive compensation program has been designed to focus our executives on achieving critical corporate goals, while taking steps to position the business for sustained growth in financial performance over time.
The following table lists the various elements included in the total compensation mix for our executive officers and each element's purpose. Additional details regarding each component are provided in later sections.

Total Compensation Component	Purpose
Base salary	Provides a defined amount of compensation based on the market value of the position
Annual incentive	Provides variable discretionary payments designed to reward each executive for his or her contribution towards achieving our annual financial and operational results
Long-Term Incentive Plan	Aligns the interests of our executives with stockholders and motivates our executives to focus on our long-term value
Benefits-retirement, medical, life and disability	Provides competitive benefits and protects executives in a catastrophic event
Severance	Creates a stable framework by encouraging retention in a time of uncertainty
2012 Highlights
Executive Succession and Transition
On December 12, 2012, we announced that, effective following the Annual Meeting, Mr. Brodsky would be transitioning into the role of Executive Chairman, Mr. Tilly would become Chief Executive Officer and Mr. Provost would become President and Chief Operating Officer. We have entered into a Transition Agreement with Mr. Brodsky and an Amended and Restated Employment Agreement with Mr. Tilly relating to this transition.
These new agreements allowed the Board and the Compensation Committee to implement additional modifications to the compensation of our named executive officers to better align the interests of our executives with our stockholders. Most notably, in connection with this transition, we:

•
eliminated the provisions in the agreements for Messrs. Brodsky and Tilly that provided for tax gross-up payments to cover any excise or related income tax liability arising under Section 280G of the Internal Revenue Code, effective immediately for Mr. Brodsky and on January 1, 2013 for Mr. Tilly;

•	did not enter into an employment agreement with Mr. Provost, as he remains covered by the Executive Severance Plan;

•	eliminated the payment upon a change-in-control for Mr. Brodsky, effective in 2014; and

•	reduced the payment upon a change-in-control for Mr. Tilly from three to two times annual compensation.
For more detail regarding these agreements, see "Severance, Change-in-Control and Employment-related Agreements."
Operating Highlights
In 2012, our management team led the effort to achieve several strategic objectives, including:

•	increasing net income, despite lower industry and company-specific trading volumes,

•	achieving record volume in our VIX options and futures,

•	expanding user base by intensifying the focus on overseas investors, including holding the first Risk Management Conference in Europe,

•	successfully relocating the data center for CBOE and CBOE Futures Exchange, LLC ("CFE") to reduce distance latency, and

•	providing resources for significant enhancements to our regulatory staffing and processes.
Most notably, management oversaw a total stockholder return of 19.1% during 2012, significantly outperforming the return on S&P 500 Index and that of most of our peers. For more information on 2012 performance, see "Elements of Compensation - Annual Incentive."
Executive Compensation Practices
The Compensation Committee has recently taken the following steps regarding executive compensation:

•
Reduced base salaries: In the beginning of 2012, certain of our named executive officers accepted reductions to their base salaries, despite having contractual prohibitions on such reductions. As discussed in more detail below, this provides the Compensation Committee flexibility to provide a greater percentage of the officers' total compensation based on corporate and individual performance, through the annual performance-based incentives, and further align the interests of management and stockholders, through long-term equity awards.

•
Eliminated tax gross-up provisions: Effective January 1, 2013, no executive officers have provisions in their employment-related arrangements that provide for gross-up payments to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code.

•
Eliminated pledging: In early 2013, our Insider Trading Policy was amended to prohibit executive officers and directors from entering into any pledges or margin loans with their stock. Individuals with existing pledges or margin loans have until June 2013 to end these arrangements.

The Compensation Committee has also implemented numerous other compensation best practices. See "Best Practices."
Role of Compensation Committee
The Compensation Committee is responsible for reviewing the various components of the total compensation program for all executive officers. The Compensation Committee makes recommendations to the full Board regarding compensation related decisions. The Compensation Committee has directly engaged McLagan, a division of Aon Hewitt Consulting, to serve as its independent compensation consultant and assist its review and determination of executive compensation. Messrs. Brodsky, Dean and Tilly, and the independent compensation consultant generally attend portions of the meetings of the Compensation Committee, other than when the executive's compensation is discussed, to provide information and assistance.
Independent Compensation Consultant
The independent compensation consultant reviews the executive compensation program and advises the Compensation Committee on best practices or plan designs that may improve effectiveness. The consultant recommends the peer group, provides comparative data and assists the Compensation Committee in monitoring the competitive positioning of the various components of the executive compensation program. The independent compensation consultant meets with the Compensation Committee in executive session without management. The consultant also communicates directly with members of the Compensation Committee and the Board at large. Based on a review of its engagement of McLagan and consideration of factors set forth in SEC and NASDAQ rules, the Compensation Committee determined that McLagan's work did not raise any conflicts of interest and that it is independent.
Company's Response to Stockholder Vote on Say-on-Pay.
At our last annual meeting, our stockholder "say-on-pay" vote received the support of over 87% of the votes cast on the matter. The Compensation Committee has reviewed these results and considers them supportive of our executive compensation program and determined that no large-scale changes to compensation are warranted as a result of the voting; however, the Committee did take steps to further align compensation practices with best practices.
Peer Group and Comparative Data
The independent compensation consultant conducted an in-depth analysis to identify and recommend to the Compensation Committee a peer group based upon our business mix and size. The peer group includes financial services firms with a heavy focus on technology and an environment similar to ours. Although the members of our peer group may be larger or smaller in one or several measures, the Committee determined that it added more value to focus on members of our industry and believes that the variance is necessary due to our unique business model and in order to have a sufficient number of members in the group. The most recent review, conducted in October 2012, included 2011 data from the following peer group:

BGC Partners, Inc.	MarketAxess Holdings, Inc.
CME Group, Inc.	NASDAQ OMX Group, Inc.
GFI Group, Inc.	NYSE Euronext,Inc.
IntercontinentalExchange, Inc.	Penson Worldwide, Inc.
Investment Technology Group	TMX Group, Inc.
Knight Capital Group, Inc.
To ensure that our compensation and performance is competitive, the Compensation Committee reviews comparative data from the peer group. The Compensation Committee uses the comparative data as a point of reference, rather than as the determining factor in setting compensation for our executive officers. Profitability measures such as stockholder return, earnings per share, net income, return on equity and return on assets of the peer group are reviewed annually to evaluate relative performance to assist the Compensation Committee in setting compensation.
Based on the Compensation Committee's recent review of peer group data, total compensation for the named executive officers in 2012 (including the 2013 grant of restricted stock for 2012 performance) was below the fiftieth percentile, both individually and in the aggregate. In addition, each element of the total compensation (salary, annual incentive and long-term incentive) was below the fiftieth percentile in the aggregate. This was due in large part to the voluntary acceptance by certain of the named executive officers of a reduction in base salary, which allowed the Compensation Committee to base a greater portion of compensation on performance. This pay mix brings us more in line with the compensation of our peers as compared to prior years, when a greater percentage of our compensation was base salary.
Elements of Compensation
Base Salary. The base salary for our named executive officers is designed to be part of a competitive total compensation package when compared to our peer group companies. It is intended to provide our named executive officers with a measure of certainty within their total compensation package. Also considered for each named executive officer in determining base salary was his:

•	experience,

•	industry specific knowledge,

•	level of responsibility,

•	individual performance,

•	potential to influence our future success, and

•	total compensation.
For 2012, the Compensation Committee reviewed and made recommendations to the Board regarding the base salaries for Messrs. Brodsky and Tilly and, with input from Messrs. Brodsky and Tilly, for the remaining six executive officers. At the request of the Compensation Committee, all of our named executive officers other than Mr. Dean accepted a reduction in their base salary for 2012 so that a greater portion of their compensation would be variable to help better align the mix of their compensation with that of our peers and with stockholder interests. Most notably, Mr. Brodsky accepted a $500,000 reduction in his base salary, from $1.5 million to $1.0 million. The Compensation Committee did not ask Mr. Dean to take a reduction in his base salary as it was already at an amount that allowed the Committee to provide more discretionary compensation based on a review of peers.
Annual Incentive. The annual incentive component of the total compensation package paid to our named executive officers is intended to reward performance during the prior year, based on both short- and long-term goals. In the first quarter of each year, the Compensation Committee reviews corporate and individual performance for the prior year and makes recommendations to the Board of Directors for annual incentives to be paid to the named executive officers and other executive officers for the prior year performance. The Board may approve, disapprove or modify the recommendations of the Compensation Committee.
The key drivers in determining annual incentive compensation for 2012 were:

•	corporate accomplishments, especially relating to our market share and regulatory functions,
•financial performance, and
•individual performance.
The Compensation Committee recommended an aggregate bonus pool for all employees, including the named executive officers, equal to 4.7% of adjusted pre-tax net income before the accrual of the bonus amount, adjusted for certain items that the Compensation Committee did not think were indicative of performance. Adjusted pre-tax net income, as so determined, was 80% of target. The Compensation Committee then reviewed the individual performance of each of the named executive officers and, where it determined appropriate, made adjustments to determine his bonus amount.
Among other things, the Compensation Committee took into consideration the achievement of a number of milestones in 2012, and Mr. Brodsky's leadership of the executive team in these accomplishments, including:

•	increasing net income, despite lower industry and company-specific trading volumes,

•	increasing options market share in 2012,

•	achieving record volume in our VIX options and futures,

•	effectively managing expenses, including executing a reduction in force,

•	implementing a new brand identity,

•	expanding the user base by intensifying the focus on overseas investors, including holding the first Risk Management Conference in Europe,

•	relocating the data center for CBOE and CFE to reduce distance latency,

•	successfully defending our intellectual property rights, including through court victories protecting our licensing agreements for the S&P 500 Index,

•	initiating the leadership transition,

•	providing resources for significant enhancements to our regulatory staffing and processes,

•	introducing several new products, and

•	advocating strongly on regulatory reform.
The Compensation Committee compared corporate performance through the third quarter, the latest period for which data was available, to our peer group in the areas of:

•	return on equity,

•	return on assets,

•	operating margin,

•	EBITDA,

•	operating income,

•	net income, and

•	stockholder return.
The performance data was obtained and reviewed by McLagan, the independent compensation consultant. The Compensation Committee observed that we performed at or well above median in each category.
With regard to individual performance, the Compensation Committee considered the roles of the named executive officers in the accomplishments listed above. The Compensation Committee received from Messrs. Brodsky and Tilly input regarding the individual performance, and recommendations regarding incentive compensation, of Messrs. Dean, O'Connell, Provost and the other executive officers. The Compensation Committee also evaluated the performance of Messrs. Brodsky and Tilly in the areas of leadership, communication and management, which includes:

•	developing, communicating and executing strategic goals and vision,

•	anticipating and addressing changes and challenges facing the organization,

•	engaging and developing an effective leadership team, and

•	effectively communicating with stockholders, potential investors, government regulators, the Board and employees.
The specific amount awarded to each named executive officer is reflected in the Summary Compensation table under the “Bonus” column.
Long-Term Incentive Plan. The Compensation Committee strongly believes that an ownership culture will enhance our long-term success. We have adopted the Amended and Restated Long-Term Incentive Plan, which was approved by stockholders at the 2011 Annual Meeting of Stockholders. Under the plan, the Compensation Committee may grant equity or cash awards, including restricted stock, restricted stock units and options. In connection with our demutualization and initial public offering in June 2010, our executive officers each received a grant of restricted stock that was intended to cover a multi-

year service period, including through 2011. The Compensation Committee chose to make awards for 2012 performance after December 31, 2012, which were based on the performance in 2012. Therefore, the awards intended for 2012 performance are not reflected in the Summary Compensation Table. But see "2013 Grants for 2012 Performance" below for more information. The Committee elected to make the awards after the close of 2012 so that it would have financial and other information about the completed year when making its decisions.
The Compensation Committee believes that restricted stock grants assist us in meeting the following goals:

•	aligning the financial interests of our Board members and employees with the interests of our stockholders,

•	aligning our Board and executive compensation with that of our peer group in terms of form and amount,

•	providing competitive compensation to assist in retaining highly skilled and qualified Board members and executives, and

•	deferring a significant portion of total compensation to the future and linking the ultimate value of the award to the stock price over the coming years.
2013 Grants for 2012 Performance
The grants of restricted stock made in 2013 for 2012 performance to executive officers and other employees have a three-year vesting schedule under which one-third of the shares granted will vest each year on the anniversary of the grant date, subject to the continued employment of the named executive officers. Vesting will accelerate upon death, disability or the occurrence of change in control, unless the awards are replaced with substantially the same terms by a successor entity, in which case vesting will accelerate only if the successor terminates the officer without cause or the officer resigns for good reason. Unvested portions of the restricted stock grants will be forfeited if the employee or executive officer terminates employment with us prior to the applicable vesting date. Dividends are paid on the unvested restricted stock. The restricted stock grants to the named executive officers are subject to non-compete, non-solicitation and confidentiality covenants. In addition, the grant to Mr. Brodsky provides that the restricted stock will fully vest upon his retirement.
As a newly public company, the Compensation Committee elected to award restricted stock to align the interest of the executives with stockholders. The amounts were based on performance that was in line with the targeted amounts.
While these grants are not reportable in the Summary Compensation Table for this proxy statement, they will be reportable in the table in next year's proxy statement. The following is a schedule of the grants made in 2013 to the named executive officers, with the value based on the date of grant:

Name	Date of Grant	Value on Date of Grant	Number of Shares
William J. Brodsky	2/6/2013	$2,500,022	73,036
Edward T. Tilly	2/6/2013	$1,450,017	42,361
Alan J. Dean	2/6/2013	$750,014	21,911
Gerald T. O'Connell	2/6/2013	$680,013	19,866
Edward L. Provost	2/6/2013	$760,009	22,203
Best Practices
Stock Ownership Guidelines. The Compensation Committee adopted stock ownership guidelines, shown below, specifying the levels of stock ownership that each named executive officer must maintain while employed by us. For purposes of this ownership requirement, (a) shares owned outright or in trust and (b) restricted stock, including shares that have been granted but are unvested, are included. The named executive officers have three years to meet the guidelines from the later of the date of our initial public offering or the date that such officer was appointed to his position. Each named executive officer meets the applicable holding requirement based on his position with us.

Name	Holding Requirement
William J. Brodsky	Five times base salary
Edward T. Tilly	Four times base salary
Alan J. Dean	Two times base salary
Gerald T. O'Connell	Two times base salary
Edward L. Provost	Two times base salary
The executive officers who are assuming new roles in connection with our leadership transition will have 3 years to meet the ownership requirements of their new positions.
Hedging Policy. Under our Insider Trading Policy, our executive officers are prohibited from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock.
Pledging Policy. In early 2013, our Insider Trading Policy was amended to prohibit executive officers and directors from entering into any pledges or margin loans with their stock. Individuals with existing pledges or margin loans have until June 2013 to end such arrangements. None of the named executive officers have existing pledges or margin loans with their stock.
Clawbacks. The Compensation Committee has a policy for the clawback of cash incentive payments based on the provisions of the Dodd-Frank Act. The policy provides that we will attempt to recover incentive amounts paid to executive officers in the event of any material noncompliance with any financial reporting requirement. The policy has a three-year look-back and applies to both current and former executives, regardless of such executive's involvement in the noncompliance.
Employee Benefit Plans, Severance, Change in Control and Employment-Related Agreements. We provide retirement, medical, life and disability plans for our named executive officers in order to provide a competitive benefits program, a level of protection for catastrophic events and income during retirement. We do not provide any defined benefit retirement plans to our executive officers or employees. In addition, we have entered into employment agreements with two of our executive officers and established the Executive Severance Plan for other executive officers in order to encourage retention, maintain a consistent management team to effectively run our operations and allow executives to focus on our strategic business priorities. The employment agreements and Executive Severance Plan contain severance and change-in-control provisions and are described more fully below under “Severance, Change in Control and Employment-Related Agreements.” Any payments upon a change-in-control provide that the payments will only occur if the named executive officer's employment is also terminated or he resigns for good reason during a set period of time following the change-in-control, known as a double trigger provision.
Tax and Accounting Considerations. The Compensation Committee considers the tax and accounting implications of compensation to us and the tax implications to our named executive officers. The Compensation Committee strives to provide compensation deductible under Section 162(m) of the Internal Revenue Code and, to that end, certifies the performance target under the Amended and Restated Long-term Incentive Plan annually in accordance with Section 162(m). However, the Compensation Committee reserves the right to pay compensation that is not deductible for tax purposes when, in its judgment, such compensation is appropriate.
Compensation Committee Report
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing with the SEC except to the extent that we specifically incorporate it by reference into such filing.
The Compensation Committee consists of Mr. Sunshine, Chair, Ms. Froetscher and Messrs. Kepes and Skinner, each of whom the Board has determined is independent under the applicable NASDAQ rules and our Corporate Governance Guidelines. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our Investor Relations page at http://ir.CBOE.com.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the foregoing section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Compensation Committee
Eugene S. Sunshine, Chair
Janet P. Froetscher
Paul Kepes
Samuel K. Skinner
Risk Assessment
With assistance from the independent compensation consultant, the Compensation Committee conducted a risk assessment of our compensation policies and practices for all employees for 2012, including non-executive officers. The Compensation Committee concluded that the compensation policies and practices do not motivate imprudent risk taking. Consequently, the Committee believes that any potential risk arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.
In reaching this conclusion, the Compensation Committee considered the following factors:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

•
The variable portions of compensation are designed to reward both annual and longer-term performance. We believe that this design mitigates any incentive for short-term risk-taking that could be detrimental to our company's long-term best interests.

•
Our senior executives are subject to stock ownership guidelines, which we believe provide incentives for our executives to consider the long-term interests of our company and our stockholders and discourage excessive risk-taking that could negatively impact our stock price over time.

Summary Compensation
The table below sets forth, for the years indicated below, the compensation earned by the following named executive officers:

•	our principal executive officer,

•	our principal financial officer, and

•	the three other most highly compensated executive officers who were executive officers on December 31, 2012.

2012 Summary Compensation
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	All Other Compensation(4)	Total
William J. Brodsky	2012	$1,000,000	$1,350,000	$—	$345,579	$2,695,579
Chairman and Chief	2011	$1,500,000	$1,300,000	$—	$377,000	$3,177,000
Executive Officer	2010	$1,482,692	$1,000,000	$6,761,002	$344,140	$9,587,834

Edward T. Tilly	2012	$580,000	$800,000	$—	$234,800	$1,614,800
President and Chief Operating	2011	$600,000	$685,000	$—	$213,850	$1,498,850
Officer	2010	$593,077	$450,000	$3,803,060	$171,600	$5,017,737

Alan J. Dean	2012	$444,000	$550,000	$—	$228,630	$1,222,630
Executive Vice President	2011	$413,854	$420,000	$—	$188,929	$1,022,783
and Chief Financial Officer	2010	$409,079	$320,000	$2,251,850	$163,741	$3,144,670

Gerald T. O'Connell	2012	$425,000	$500,000	$—	$230,850	$1,155,850
Executive Vice President and	2011	$536,526	$400,000	$—	$210,309	$1,146,835
Chief Information Officer

Edward L. Provost	2012	$475,000	$580,000	$—	$242,800	$1,297,800
Executive Vice President and Chief	2011	$536,526	$430,000	$—	$217,709	$1,184,235
Business Development Officer

(1)
In 2012, Messrs. Brodsky, Tilly, O'Connell and Provost accepted reductions to their base salaries to assist the Compensation Committee in modifying the pay mix. In 2010, all employees, including the named executive officers, were required to take unpaid furlough days, which reduced the approved salaries paid in that year.

(2)
The amounts shown reflect the total cash incentive paid to the individual under our annual incentive program. For a discussion of our annual incentive program, please see “Compensation Discussion and Analysis-Elements of Compensation-Annual Incentive” above. Annual incentive payments for services performed in 2012, 2011 and 2010 by named executive officers were paid in early 2013, 2012 and 2011, respectively.

(3)
The amounts in the stock award column represent the aggregate fair value of the awards granted to each named executive officer on June 15, 2010 for service through 2011 computed in accordance with stock based accounting rules (Financial Standards Accounting Board ASC Topic 718). Assumptions used in the calculation of these amounts are included in the footnotes to our 2010 consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. Awards made in 2013 for 2012 service are not reportable in this Summary Compensation Table. See "2013 Grants for 2012 Performance."

(4)    The amounts shown represent benefits that were, from time to time, made available to our executives, including retirement plan contributions and life insurance. For more information on the amounts shown in this column for 2012, please see the following “All Other Compensation Detail” table.

2012 All Other Compensation Detail
Name	Year	Qualified Defined Contributions(1)	Non-Qualified Defined Contributions(2)	Other(3)
William J. Brodsky	2012	$20,000	$308,600	$16,979
Edward T. Tilly	2012	$20,000	$214,800	$—
Alan J. Dean	2012	$20,000	$208,630	$—
Gerald T. O'Connell	2012	$20,000	$210,850	$—
Edward L. Provost	2012	$20,000	$222,800	$—

(1)
The amounts shown are our matching contributions to our qualified 401(k) plan on behalf of each of the officers listed. In 2012, we matched 200% of employee contributions up to 4% of the employee's cash compensation up to the limit for such contributions.

(2)
The amounts shown are our contributions to the non-qualified defined contribution plans on behalf of each executive officer, including contributions made to the Supplemental Executive Retirement Plan and Executive Retirement Plan. For a description of these plans, please see “Non-Qualified Defined Contribution Plans” below.

(3)	Represents legal fees paid in connection with negotiating the Transition Agreement.
2012 Grants of Plan-Based Awards
There were no grants of plan-based awards in 2012. The initial equity award to the non-executive officers granted when the company went public in 2010 was meant to serve as a multi-year award that covered a period that included 2011. The awards for 2012 performance were made in 2013. See the Summary Compensation Table for information regarding bonus amounts.
2012 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth outstanding equity awards held by each named executive officer as of December 31, 2012.

Outstanding Equity Awards at December 31, 2012
Name	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)
William J. Brodsky	116,569	$3,434,123
Edward T. Tilly	65,570	$1,931,692
Alan J. Dean	38,825	$1,143,785
Gerald T. O'Connell	38,826	$1,143,814
Edward L. Provost	38,826	$1,143,814

(1)
All shares reflect a June 15, 2010 grant of restricted stock under the Long-Term Incentive Plan. Each grant has a four-year vesting schedule, in which 25% of the total award will vest on the anniversary of the grant date. Awards to Mr. Brodsky immediately vest upon retirement.

(2)	Based on the market value of our common stock on December 31, 2012.

2012 Vesting of Restricted Stock
The following table sets forth the equity awards that vested during 2012.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William J. Brodsky	58,285	$1,592,929
Edward T. Tilly	32,785	$896,014
Alan J. Dean	19,413	$530,557
Gerald T. O'Connell	19,413	$530,557
Edward L. Provost	19,413	$530,557
2012 Non-Qualified Deferred Compensation

2012 Non-Qualified Deferred Compensation
Name		Executive Contributions In Last FY(1)	Registrant Contributions In Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
William J. Brodsky	SERP	$272,350	$167,600	$622,184	$—	$4,653,545
	Exec Ret	$—	$141,000	$217,858	$—	$1,442,259
Edward T. Tilly	SERP	$45,300	$90,600	$1,361	$—	$590,216
	Exec Ret	$—	$124,200	$62	$—	$641,195
Alan J. Dean	SERP	$44,627	$59,530	$37,194	$—	$534,381
	Exec Ret	$—	$149,100	$39,194	$—	$788,337
Gerald T. O'Connell	SERP	$26,800	$53,600	$47,218	$—	$709,955
	Exec Ret	$—	$157,250	$100,884	$—	$1,194,438
Edward L. Provost	SERP	$104,894	$64,550	$154,045	$—	$1,216,597
	Exec Ret	$—	$158,250	$155,059	$—	$1,213,569

(1)
The amount of executive contributions made by each named executive officer and reported in this column is included in each named executive officer's compensation reported in the Summary Compensation table under the column labeled “Salary.”

(2)
The amount of Company contributions reported in this column for each named executive officer is also included in each named executive officer's compensation reported on the Summary Compensation Table under the column labeled “All Other Compensation.”

(3)	Earnings are based upon the investment fund selected by the named executive officer for each plan.

(4)	No amounts reported in this column were or have been included in the Summary Compensation Table.

Non-Qualified Defined Contribution Plans
We do not have a defined benefit retirement plan. We currently have two non-qualified defined contribution plans in which the NEOs participate: the Supplemental Executive Retirement Plan (SERP) and the Executive Retirement Plan.
The SERP is designed for employees whose level of compensation exceeds the IRS defined annual compensation limit ($250,000 for 2012). Under the SERP, we match deferral contributions made by executives under the SERP with respect to compensation in excess of the IRS compensation limit. These contributions mirror those under the 401(k) plan. In 2012, we matched 200% of eligible employee contributions to the 401(k) and SERP plans up to 4% of the employee's compensation, subject to statutory limitations.
All named executive officers are eligible to participate in the Executive Retirement Plan. Our 2012 contribution to the Executive Retirement Plan was six percent of each participant's base salary and annual incentive, and, in the future, we expect to make further contributions consistent with this formula.
Messrs. Tilly, Dean, O'Connell and Provost participate in the age-based component of the Executive Retirement Plan. In addition to the contribution to the Executive Retirement Plan described in the preceding paragraph, under the age-based component, we contribute to each eligible employee's account an amount equal to a percentage of the employee's base salary and cash incentive, based on such employee's age at the start of the year, as set forth in the table below.

Age of Participant	Contribution Percentage
Under 45	1%
45 to 49	3%
50 to 54	6%
55 to 59	9%
60 to 64	11%
65 and over	None
All of our contributions to qualified and non-qualified defined contribution plans vest 20% for each year of continuous service, identical to the qualified 401(k) plan.
Severance, Change in Control and Employment-Related Agreements
On December 12, 2012, we announced that, effective following the Annual Meeting, Mr. Brodsky would become our Executive Chairman, Mr. Tilly would become our Chief Executive Officer and Mr. Provost would become our President and Chief Operating Officer. In connection with this transition, the following modifications to our employment-related agreements were made:

•	Mr. Brodsky entered into a Transition Agreement with us as of December 11, 2012,

•	Mr. Tilly entered into an Amended and Restated Employment Agreement with us effective as of January 1, 2013, and

•	We amended the Amended and Restated Executive Severance Plan, effective on January 1, 2013.
The following discussion is of the agreements effective on December 31, 2012 and includes a discussion of the changes to Mr. Tilly's agreement and to the Executive Severance Plan that were not effective until the start of 2013.
Mr. Brodsky's Transition Agreement
On December 11, 2012, we entered into a Transition Agreement with Mr. Brodsky, our Chairman and Chief Executive Officer. The Transition Agreement contemplates that Mr. Brodsky will continue to serve as Chairman and Chief Executive Officer until the Annual Meeting. After that time, if reelected as a director by our stockholders, he will serve as Executive Chairman until the 2014 Annual Meeting of Stockholders. As Executive Chairman, Mr. Brodsky will perform such duties as are customary for that position, as well as any duties reasonably requested by the Chief Executive Officer or the Board.
Pursuant to the Transition Agreement, we have agreed to grant Mr. Brodsky a restricted stock award with a grant date target fair market value of $2.5 million in 2013 in respect of his service and performance during 2012 and a grant date target fair market value of $2.5 million in 2014 in respect of his service and performance during 2013. The Transition Agreement also provides that Mr. Brodsky will be entitled to continue to receive his current annual base salary of $1.0 million through December 31, 2013. Mr. Brodsky will be entitled to receive $600,000 for service from the period from January 1, 2014 through the date of the 2014 Annual Meeting of Stockholders. He will also be eligible to receive an annual bonus for each of the 2012 and 2013 performance periods in the following year, with a $1.5 million target bonus for the 2013 performance period, which will be dependent on the achievement of certain individual and corporate performance metrics.
If Mr. Brodsky terminates employment with us prior to December 31, 2013 for certain reasons specified in the Transition Agreement, including a departure to accept a full-time senior-level position with a government or self-regulatory organization, he will receive a prorated portion of the equity grant to be made in 2014 and a prorated bonus for service in 2013, each prorated based on the number of days worked in 2013.
The terms of Mr. Brodsky's employment and post-employment obligations shall continue to be governed by the terms of his employment agreement with us, dated January 13, 2010, except as modified by the Transition Agreement. The surviving provisions include that he is entitled to participate in all our employee benefit plans that are generally available to senior management, except for the age-based portion of the Executive Retirement Plan, and that all unvested stock awards will vest upon retirement. Also upon retirement, Mr. Brodsky's employment agreement includes payment of medical insurance for him and his spouse for life, subject to reductions for new employer benefits and Medicare.
If, before December 31, 2013, the agreement is terminated without cause by us, for good reason by Mr. Brodsky or due to death or disability, we will pay Mr. Brodsky a severance payment equal to the greater of (1) his then-current annual base salary plus the annual target cash incentive or (2) a prorated base salary and target cash incentive for the remainder of his contract term. Since there is less than a year before December 31, 2013, any such payment in 2013 would be equal to Mr. Brodsky's then-current annual base salary plus the annual target cash incentive.
The provisions in Mr. Brodsky's employment agreement that would have required us to reimburse Mr. Brodsky for excise taxes in the event of a change in control have been removed. The Transition Agreement provides that Mr. Brodsky's employment agreement will terminate on December 31, 2013, unless terminated earlier in accordance with its terms.

Mr. Tilly's Employment Agreement
2012
We also have an employment agreement with Edward T. Tilly, our President and Chief Operating Officer. This is a discussion of Mr. Tilly's employment agreement that was effective until December 31, 2012. The agreement provided for a base salary of $600,000. Mr. Tilly was eligible to receive a cash incentive each fiscal year in the sole discretion of the Board of Directors. The agreement provided that Mr. Tilly was entitled to participate in all of our employee benefit plans that are generally available to senior management. Pursuant to the agreement, Mr. Tilly had agreed to certain non-compete provisions during the employment term and for two years thereafter. This employment agreement could have been terminated for cause. If the agreement was terminated without cause by us, for good reason by Mr. Tilly, or due to death or disability, we were required to pay Mr. Tilly a severance payment equal to two times his then-current annual base salary plus two times his annual target cash incentive and all retirement plan contributions, including a lump sum payment equal to the amounts he would have received under the plans for a period of two years. Mr. Tilly would have received three times these benefits instead of two times if he were terminated without cause or resigned for good reason within 18 months of a change in control, as defined in the Employment Agreement. We were to provide a gross-up payment to Mr. Tilly to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code, if any, as a result of any payment or benefit arising under the agreement.
2013
Under the amended and restated Employment Agreement effective on January 1, 2013, Mr. Tilly will assume the title of Chief Executive Officer following the Annual Meeting. It also provides that the Board will nominate Mr. Tilly for election to serve on the Board at the Annual Meeting. The Employment Agreement is scheduled to expire on December 31, 2015, and will automatically renew for successive one-year terms unless either we or Mr. Tilly gives notice not to renew 180 days prior to the expiration of the then current term. The Employment Agreement provides for a base salary of $640,000 from January 1, 2013, the effective date of the agreement, until the Annual Meeting, at which time, Mr. Tilly's base salary will be increased to $800,000 and he will also be entitled to an award of restricted stock with a fair market value at that time of $2.0 million. The restricted stock award will vest one-half on the date of the grant and one-half on the first anniversary of the grant date.
Under the amended and restated Employment Agreement, Mr. Tilly is eligible to receive a cash incentive each fiscal year and equity incentive awards, each in the sole discretion of the Board. The agreement provides that Mr. Tilly is entitled to participate in all of our employee benefit plans that are generally available to senior management. Pursuant to the agreement, Mr. Tilly has agreed to certain non-compete provisions during the employment term and for two years thereafter. The

Employment Agreement may be terminated for cause. If the Employment Agreement is terminated without cause by us, for good reason by Mr. Tilly, or due to death or disability, we will pay Mr. Tilly a severance payment equal to two times his then-current annual base salary plus a pro-rated bonus and long-term incentive award based on the portion of the calendar year worked, and two times his annual target cash incentive and all retirement plan contributions, including a lump sum payment equal to the amounts he would have received under the plans for a period of two years. Mr. Tilly would also receive these benefits if he is terminated without cause or resigns for good reason within 18 months of a change in control, as defined in the Employment Agreement.
Executive Severance Plan
The other named executive officers do not have employment agreements; however, the Compensation Committee believes it is appropriate to provide a severance plan to encourage retention, maintain a consistent management team to effectively run our operations and allow executives to focus on our strategic business priorities. The plan covers Messrs. Dean, O'Connell and Provost, as well as four of our other officers. Under the plan, an executive who experiences an involuntary termination (as defined in the plan, which includes termination in the event of a change in control) shall be entitled to receive the following severance benefits:

•
the executive's accrued salary, unpaid expenses, accrued and unpaid vacation days through the date of termination and any unpaid bonus earned in any year prior to the year in which the executive's employment terminates;

•	a pro-rated target bonus;

•	a salary and bonus payment in an amount equal to the sum of (a) two times base salary and (b) two times target bonus; and

•	COBRA premiums for 18 months and, at the end of such period, premiums for 6 months coverage in the retiree medical plan, if eligible.
If the executive's employment is terminated either by us for cause, or by the executive other than for good reason (each as defined in the plan), we will pay the executive any unpaid bonus and accrued benefits. The plan also provides that we will require any successor to expressly assume and agree to maintain the plan.
In addition to the above, the plan also provides Messrs. O'Connell and Provost with certain death and disability benefits if the executive dies or is terminated due to becoming disabled. These benefits include accrued but unpaid salary; a pro-rated bonus equal to his average annual bonus paid in the prior three years and a salary and bonus payment in an amount equal to the sum of (a) two times his annual rate of base salary and (b) two times his target annual bonus. Messrs. O'Connell and Provost have also agreed to certain non-compete and non-solicitation provisions during their employment and for a period of two years following termination of their employment.
On December 11, 2012, the severance plan was amended, effective January 1, 2013, to modify, among other things, two provisions. First, the plan was amended to provide that any equity awards to Mr. Provost would automatically vest upon his retirement after reaching age 65. The other amendment provides that in the event a covered executive receives Severance Benefits, as defined in the plan, such executive will also receive a pro-rated equity award based on the period of the calendar year during which the executive is employed by the Company. It is anticipated that such an award will only be paid in the event of a change-in-control and qualifying termination, or upon the retirement of certain individuals after reaching age 65, including Mr. Provost, because this amendment does not provide for accelerated vesting provisions.

Severance Payments
The following table shows the potential payment to each officer pursuant to either such executive's agreement or the Executive Severance Plan, each discussed above, upon the termination of the executive's employment either without cause by us or for good reason by the executive or the termination of the executive's employment by us upon a change in control. For Mr. Tilly and Messrs. Dean, O'Connell and Provost, the amounts shown are for the employment agreement and Executive Severance Plan, respectively, effective on December 31, 2012. Following the table is a discussion of the amounts payable under the employment agreement and Executive Severance Plan effective on January 1, 2013.

Name		Salary	Cash Incentive	Stock Vesting Acceleration	CIC Gross Up	Other(3)	Total
William J. Brodsky	(1)	$1,000,000	$1,500,000	$—	$—	$373,343	$2,873,343
	(2)	$2,000,000	$4,000,000	$—	$—	$863,343	$6,863,343
Edward T. Tilly	(1)	$1,160,000	$1,740,000	$—	$—	$500,003	$3,400,003
	(2)	$1,740,000	$2,610,000	$1,931,692	$2,121,999	$746,503	$9,150,194
Alan J. Dean	(1)	$888,000	$1,242,000	$—	$—	$36,051	$2,166,051
	(2)	$888,000	$1,242,000	$1,143,785	$—	$36,051	$3,309,836
Gerald T. O'Connell	(1)	$850,000	$1,190,000	$—	$—	$533,343	$2,573,343
	(2)	$850,000	$1,190,000	$1,143,814	$—	$533,343	$3,717,157
Edward L. Provost	(1)	$950,000	$1,330,000	$—	$—	$561,662	$2,841,662
	(2)	$950,000	$1,330,000	$1,143,814	$—	$561,662	$3,985,476

(1)
Represents amounts to be paid in connection with a termination of the executive's employment by us without cause or a termination of employment by the executive for good reason and, for all except Mr. Dean, payable upon death or disability. For purposes of these calculations, we have assumed that such event occurred on December 31, 2012.

(2)
Represents amounts to be paid in connection with a termination of the executive's employment upon a change in control. For purposes of these calculations, we have assumed that change in control occurred on December 31, 2012.

(3)
The amounts shown represent amounts contributed on behalf of the executive under our qualified and non-qualified defined contribution plans in connection with such executive's termination. It also includes estimated medical insurance cost (based upon total monthly premiums as of December 31, 2012) for the severance period and outplacement cost. The amount included for future medical insurance costs is equal to the actuarial valuation associated with the lifetime continuation of medical insurance for Mr. Brodsky and is reported as an aggregate liability in our financial statements. All of the named executive officers are fully vested in our qualified and non-qualified defined contribution plans, so there is no acceleration of vesting on these events.

Under Mr. Tilly's employment agreement and the Executive Severance Plan, both effective January 1, 2013, the following are the potential payments that would be made to the applicable named executive officers upon the termination of employment either without cause by us or for good reason by the executive following a change in control. For purposes of this table, we have assumed that the termination occurred on December 31, 2012 under the provisions not effective until January 1, 2013. We used the same 2012 salary, target bonus and target long-term incentive award as is used in the above table.

Name	Salary	Cash Incentive	Accelerated Stock Vesting	Equity Award	CIC Gross Up	Other	Total
Edward T. Tilly	$1,160,000	$1,740,000	$1,931,692	$1,450,000	$—	$500,003	$6,781,695
Alan J. Dean	$888,000	$1,242,000	$1,143,785	$710,000	$—	$36,051	$4,019,836
Gerald T. O'Connell	$850,000	$1,190,000	$1,143,814	$680,000	$—	$533,343	$4,397,157
Edward L. Provost	$950,000	$1,330,000	$1,143,814	$760,000	$—	$561,662	$4,745,476

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board is providing our stockholders with an advisory vote to approve executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to meet the following objectives:

•	attract and retain talented and dedicated executives,

•	motivate our executives to achieve corporate goals that create value for our stockholders, and

•	align the compensation of our executive officers with stockholder returns.
The Compensation Committee has implemented the following best practices applicable to our executive officers in order to achieve these objectives:

•	a greater portion of compensation is variable based on performance,

•	stock ownership guidelines,

•	limitations on hedging,

•	prohibition of pledging,

•	elimination of tax gross-up payments in the event of a change-in-control, and

•	clawbacks of incentive compensation.
We believe that the compensation paid to the named executive officers is appropriate to align their interests with those of our stockholders to generate stockholder returns. Accordingly, the Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following resolution:
RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion.
As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers. Our Compensation Committee and Board value the opinions of our stockholders. The Compensation Committee and Board will consider the results of the say-on-pay vote and evaluate whether any actions should be taken in the future.
Non-binding approval of our executive compensation program would require that a majority of the shares cast on this matter be cast in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.
The Board of Directors recommends that the stockholders vote FOR Proposal Two.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	N/A(1)	N/A(1)	2,362,884
Equity compensation plans not approved by security holders	—	—	—
Total	N/A(1)	N/A(1)	2,362,884

(1)	The Company has 991,217 shares of unvested restricted stock subject to forfeiture outstanding as of December 31, 2012 under the existing Long-Term Incentive Plan.

PROPOSAL THREE
APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
General
Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, served as our independent registered public accounting firm for the year ended December 31, 2012, and our Audit Committee has selected Deloitte to serve as our independent registered public accounting firm for the current fiscal year. Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Although stockholder ratification is not required by our Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that stockholders ratify the selection of Deloitte as our independent registered public accounting firm for the 2013 fiscal year. If stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider its appointment.
The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2013 fiscal year.
Accounting Fees
The following table presents fees billed to us by the principal accountant for the years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees	$686,400	$679,900
Audit-Related Fees	$323,953	$101,190
Tax Fees	$525,275	$113,200
All Other Fees	$—	$—
Audit Fees consist of the aggregate fees billed for professional services rendered by Deloitte for the audit of our annual consolidated financial statements, quarterly reviews of our unaudited financial statements, and review of our internal controls over financial reporting.
Audit-Related Fees consist of the aggregate fees billed for professional services by Deloitte for assurance and audit services related to the audit or review of our financial statements including employee benefit plan audits and Chicago Board Options Exchange Political Action Committee audits, and other assurance services.
Tax Fees consist of the aggregate fees billed for professional services by Deloitte for tax compliance, tax advice, tax planning and the preparation of federal and state tax filings.
Pre-Approval Policies and Procedures
The Audit Committee of the Board of Directors has adopted policies and procedures for the pre-approval of services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Such policies and procedures provide that the Audit Committee shall pre-approve all auditing and permitted non-audit services (including the fees and terms thereof).
As permitted under the Sarbanes-Oxley Act of 2002 and its pre-approval policies and procedures, the Audit Committee may delegate pre-approval authority to its Chair. The Chair must then report any pre-approval decisions to the Audit Committee at the next scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for our internal controls and financial reporting process. Deloitte, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of our internal control over financial reporting.
In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements.

•
The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

•
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding its conversations with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.
Audit Committee
R. Eden Martin, Chair
Jill R. Goodman
Duane R. Kullberg
Roderick A. Palmore
Carole E. Stone

STOCKHOLDER PROPOSALS
Any stockholder who, in accordance with SEC rules, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with next year's annual meeting must submit the proposal to the Secretary, CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605. Stockholder proposals for inclusion in our proxy statement for the 2014 Annual Meeting must be received on or before December 6, 2013 and must comply in all other respects with applicable SEC rules.
Any stockholder who wishes to propose any business to be considered by the stockholders at the 2014 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to the SEC's rules, or who wants to nominate a person for election to the Board of Directors at that meeting, must notify the Secretary of CBOE Holdings, Inc. in writing and provide the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to or mailed to the address set forth in the preceding paragraph and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the 2013 Annual Meeting of Stockholders.
As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC rules relating to stockholder proposals for inclusion in the proxy materials) must be received no later than January 22, 2014, unless our annual meeting date occurs more than 30 days before or after May 23, 2014, in which case the stockholder's notice must be received not later than the tenth day following the day on which public announcement is first made of the date of the annual meeting. The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Secretary at the address set forth above.
April 4, 2013

ADMISSION TICKET — 2013 ANNUAL MEETING

2013 Annual Meeting of Stockholders
CBOE HOLDINGS, INC.
Thursday, May 23, 2013
9:30 A.M.
400 South LaSalle Street
Chicago, Illinois 60605

This Admission Ticket only admits the stockholder identified on the reverse side and is non-transferable.
We may also ask you to present valid photo identification to enter the Annual Meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and the 2012 Annual Report to Stockholders are available at:
http://ir.cboe.com/annual-proxy.cfm

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — CBOE HOLDINGS, INC.

2013 Annual Meeting of Stockholders — May 23, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints William J. Brodsky, Joanne Moffic-Silver and Edward T. Tilly, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of CBOE Holdings, Inc. Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2013 Annual Meeting of Stockholders of the company to be held on May 23, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +

Admission Ticket

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CBOE HOLDINGS, INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2013.

Vote by Internet

- Go to **www.investorvote.com/CBOE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - William J. Brodsky	☐	☐	02 - James R. Boris	☐	☐	03 - Frank E. English, Jr.	☐	☐
04 - Edward J. Fitzpatrick	☐	☐	05 - Janet P. Froetscher	☐	☐	06 - Jill R. Goodman	☐	☐
07 - Duane R. Kullberg	☐	☐	08 - R. Eden Martin	☐	☐	09 - Roderick A. Palmore	☐	☐
10 - Susan M. Phillips	☐	☐	11 - Douglas H. Shulman	☐	☐	12 - Samuel K. Skinner	☐	☐
13 - Carole E. Stone	☐	☐	14 - Eugene S. Sunshine	☐	☐	15 - Edward T. Tilly	☐	☐

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Proposal	For	Against	Abstain
2. Advisory proposal to approve the Company's executive compensation.	☐	☐	☐
3. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 JNT

1UPX 1604051

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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